EXHIBIT 99.1

Release date: March 23, 2004

TULLY’S CONTINUES TO LOOK AT DOMESTIC AND GLOBAL GROWTH OPPORTUNITIES

SEATTLE—Tully’s Coffee is in preliminary discussions with Tully’s Coffee Japan, its exclusive licensee in Japan, about the possibility of integrating the two businesses.

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s three operating divisions include retail, wholesale and international. The retail division operates specialty retail stores in Washington, Oregon, California, and Idaho, serving premium coffees from around the world, along with other complementary products. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s international division supports Tully’s licensees in Asia. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S., in Seattle. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2003.

This release does not constitute an offer to sell or a solicitation of an offer to buy any securities under the Securities Act of 1933, as amended.

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